MANAGEMENT AGREEMENT

                                 by and between

                             LAS VEGAS SANDS, INC.,
                              a Nevada corporation

                                    ("Owner")

                                       and

                   FOREST CITY COMMERCIAL MANAGEMENT, INC.,
                               an Ohio corporation

                               ("FCMI" or "Agent")

                              Phase I and Phase II
                        Las Vegas (Clark County), Nevada

                                      INDEX

ARTICLE I:     Engagement......................................................1
ARTICLE II:    FCMI's Obligations..............................................2
ARTICLE III:   Term............................................................7
ARTICLE IV:    Termination.....................................................7
ARTICLE V:     Compensation...................................................10
ARTICLE VI:    FCMI's Staff...................................................12
ARTICLE VII:   Assignment.....................................................13
ARTICLE VIII:  Notices........................................................13
ARTICLE IX:    Amendment......................................................14
ARTICLE X:     Severability...................................................14
ARTICLE XI:    Remedies Cumulative............................................14
ARTICLE XII:   Successors and Assigns.........................................14
ARTICLE XIII:  Law Applicable.................................................14
ARTICLE XIV:   Consent or Waiver..............................................15
ARTICLE XV:    Indemnity......................................................15
ARTICLE XVI:   Miscellaneous..................................................15
ARTICLE XVII:  Bonding........................................................17
ARTICLE XVIII: Lender Provisions..............................................18

                              MANAGEMENT AGREEMENT

      THIS AGREEMENT, made as of the _____ day of _______________, 1997, by and between LAS VEGAS SANDS, INC. ("Owner"), a Nevada corporation, with offices at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and FOREST CITY COMMERCIAL MANAGEMENT, INC. ("FCMI" or "Agent"), an Ohio corporation, with offices at 700 Terminal Tower, Cleveland, Ohio 44113-2203.

                                   WITNESSETH:

      WHEREAS, Owner intends to develop in two (2) phases an enclosed retail center. Phase I will contain approximately 350,000 square feet of gross leasable area. Phase II, to be completed in approximately two (2) years, will contain an additional 150,000 square feet of gross leasable area (Phase I and Phase II are collectively referred to as the "Shopping Center"). The Shopping Center will be located in Las Vegas (Clark County), Nevada on the real property described in Exhibit "A" and shown on Exhibit "B" (together, the "Shopping Center Parcel"); and

      WHEREAS, Owner will operate the Shopping Center adjacent to and in connection with a hotel and casino to be owned and operated by Owner.

      WHEREAS, Owner desires that FCMI perform management services with respect to the Shopping Center on behalf of Owner and FCMI has agreed to perform such services.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, covenant and agree with each other as follows:

                                    ARTICLE I

                                   ENGAGEMENT

      Owner engages FCMI as an independent contractor to perform the services described in this Agreement as the sole and exclusive manager and FCMI accepts and agrees to perform such services as an independent contractor.

                                   ARTICLE II

                               FCMI'S OBLIGATIONS


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      The Owner intends to initially construct three hundred fifty thousand
(350,000) square feet of gross leasable area. The initial three hundred fifty thousand (350,000) square feet of gross leasable area and the expansion of one hundred fifty thousand (150,000) square feet of gross leasable area to be completed two (2) years later together constitute the Shopping Center for the purposes of this Agreement together with the associated Common Area.

      FCMI shall commence and thereafter with due diligence shall perform all services described in this Agreement with respect to the management of the Shopping Center. In furtherance thereof, FCMI shall promptly, fully, faithfully and in compliance with all applicable statutes, laws, ordinances, rules and regulations of all authorities having jurisdiction perform, among other things, the following subject in all respects and in all instances to the prior approval of, direction from and control by Owner:

      (a) Maintain liaison with the leasing, design and construction staffs engaged by Owner, before and after opening of the Shopping Center for business.

      (b) At least sixty (60) days before the date set for the opening of the Shopping Center submit to Owner for its approval a plan for the routine operations of the Shopping Center, including, but not limited to:
            (i)     the number and type of employees to be employed,
            (ii)    collection of rents and other charges,
            (iii)   supervision of maintenance and repair of the Shopping
                    Center,
            (iv)    an insurance program for the Shopping Center.

      (c) At least sixty (60) days before the date set for the grand opening of the Shopping Center and thereafter not later than October 31st of each full calendar year during the term of this Agreement, prepare and submit for Owner's approval, an annual detailed shopping center budget ("Shopping Center Budget") in the form of Exhibit "C" attached to and made a part of this Management Agreement for the next calendar year setting forth the estimated operating receipts and expenditures of Owner on a month to month basis from the Shopping Center for a period covered by the Shopping Center Budget showing ongoing expenses and any anticipated extraordinary expenses and capital expenditures and the approximate date funds therefor

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            will be needed. The Shopping Center Budget shall be acceptable to
            Owner and be consistent with generally accepted accounting principles, consistently applied. In connection with the budgeting process, FCMI shall submit for the approval of Owner an operational plan. Upon receipt of the proposed Shopping Center Budget, Owner shall have thirty (30) days to review and approve same. In the event Owner does not object in writing to the proposed Shopping Center Budget, then the Shopping Center Budget shall be deemed approved. If Owner does not approve the proposed Shopping Center Budget, Owner shall forward its required changes to FCMI and FCMI shall revise the proposed Shopping Center Budget and operational plan in accordance with Owner's requirements as set forth in the revised Shopping Center Budget. When the Shopping Center Budget, the detailed leasing plan in the form attached hereto as Exhibit "E", (which leasing plan shall be supplied to FCMI no later than August 15th of each full calendar year i.e., seventy-five (75) days prior to submission by FCMI of Shopping Center Budget to Owner) and operational plan are approved by the Owner, FCMI shall have the right and authority to operate within the parameters of the approved Shopping Center Budget and operational plan and shall be required to obtain the Owner's approval for actions intended to be taken by FCMI only when such actions would materially deviate from the approved Shopping Center Budget and operational plan. For purposes of this Agreement, "materially deviate" shall mean the lesser of $25,000 or five percent (5%) of the approved line item as defined on Page 1 in the Shopping Center Budget.

      (d) FCMI shall be promptly supplied with copies of all leases relating to the Shopping Center so that it can maintain a central control file.

      (e) Bill tenants and other occupants in the Shopping Center for, and collect and deposit in segregated joint bank account(s) in the name of Owner and FCMI at a lending institution approved by Owner (the "Bank Accounts"), all revenues received by FCMI from the Shopping Center including, without limitation, all fixed rents, percentage rents and other sums, whether payable as additional rent or otherwise payable by such tenants and occupants under their respective leases and other agreements, or by other parties under license, service or other agreements. FCMI shall have the


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            authority to write checks from the Bank Accounts to pay the obligations of the Shopping Center in accordance with the Shopping Center Budget and this Agreement; provided, however, checks in the amount of $25,000.00 or more shall require the dual signature of Owner, excluding only the Management Fee agreed upon herein, which shall not require the dual signature of Owner. Owner agrees to cooperate with FCMI in a timely fashion in order to avoid any late fee payment, default, penalty or other charge caused by the failure to timely pay obligations of the Shopping Center. Obtain and review statements of sales furnished by tenants to support their payment of percentage rentals or other sums and deductions. With the Owner's prior approval, FCMI may engage legal counsel on behalf of and at Owner's expense and institute, prosecute or settle any legal proceedings or arbitrations with respect to collection activities against tenants. FCMI will keep Owner advised of FCMI's collection activities hereunder and will promptly advise Owner if FCMI is unable to collect any such income or charges.

      (f) Use diligent efforts to enforce the performance by tenants of all requirements of their respective leases by all reasonable means; provided, however, FCMI does not guarantee the payment or performance of any lease by any tenant.

      (g) Cause the Shopping Center to be maintained in a first-class manner comparable to other similar shopping centers located in the Las Vegas area and in good operating condition and repair at Owner's cost, supervise the maintenance thereof, and hire such persons, firms or corporations and purchase or lease such equipment and supplies at reasonable rates and costs as may be necessary or desirable to accomplish such purposes all within the limits of the Shopping Center Budget. FCMI shall negotiate contracts for electricity, gas, fuel supply, water, telephone, window washing, exterminating, equipment maintenance, trash handling and other contracts relating to the operation or maintenance of the Shopping Center (collectively, "Contracts"), subject to Owner's final review, approval and execution. Owner agrees to respond to proposed Contracts within fifteen (15) days after submittal by FCMI. Upon execution, Owner shall promptly deliver copies of all executed Contracts to FCMI. All on-site personnel costs, including


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            managers and marketing staff, are a direct cost to the Project and thus are not included in the Management Fee [as defined in Article V(b)].

      (h) Maintain the books, records and accounts of Owner, prepare and submit to Owner on or before the 25th day of each month the various reports marked in Exhibit "C" attached to and made a part of this Management Agreement which shall, without limitation, provide Owner with: monthly income and expense statements containing monthly and year to date information, and statements listing rent delinquencies. Title to the books and records relating to the Shopping Center shall at all times remain in Owner, and Owner shall have the right to examine such books and records at any reasonable time during normal business hours at FCMI's place of business and make copies thereof.

      (i) Advise Owner as to insurance coverage and administer Owner's insurance program. FCMI shall, to the extent requested by Owner, assist Owner in procuring insurance coverage.

      (j) Organize and administer periodic meetings with Owner in order to review the status of the Shopping Center and establish direction as necessary.

      (k) Assist, as requested by owner, in any application by Owner for a zoning change or other application made by Owner to any governmental authority relating to the Shopping Center.

      (l) Supervise and assist in the establishment of an advertising and promotional program for the Shopping Center.

      (m)   Establish and supervise a marketing plan for the Shopping Center.

      (n) Initiate and supervise advertisement and promotion of the Shopping Center, including the grand opening.

      (o) Review annually the tax assessments upon the Shopping Center and recommend to Owner when deemed appropriate by FCMI that proceedings be instituted by Owner to contest or appeal such assessments.

      (p) Deposit all funds of every kind and nature received by FCMI for Owner pursuant to this Agreement immediately in the Bank Accounts [as described in Article II(e)]. Subject to Article II(e), officers or employees of FCMI shall disburse from said account funds necessary for the operation and maintenance of the Shopping Center provided: (i) the item or purpose for



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            which disbursement is to be made has previously been approved by
            Owner in the Shopping Center Budget, or (ii) the item has otherwise been approved by Owner in writing, or (iii) the item is within a contingency line item in an amount to be agreed upon annually by Owner and FCMI which FCMI may use in any fiscal year for items not approved in the Shopping Center Budget, not including monies expended for "emergencies" (hereinafter defined); in "emergencies" disbursements may be made for items not previously approved by Owner. Except as expressly permitted above, FCMI shall not have any authority to disburse funds belonging to Owner from said account. As used herein, "emergencies" shall mean any sudden, unexpected happening in which a failure on the part of FCMI to act immediately would cause appreciable risk of damage to person or property within the Shopping Center. Even in an "emergency", FCMI shall exercise good faith efforts to obtain the approval of Owner, if reasonably possible, before making any such "emergency" expenditure.


      (q) At least quarterly, after payment of Management Fees due FCMI, and allowing reasonable reserves as approved by Owner to be held for the payment of operating expenses and real estate taxes thereafter coming due and payable and for other items in the Shopping Center Budget which may not be operating expenses, together with a proper accounting, remit the net amount due to Owner.

      (r) Perform such other related normal management functions as shall pertain to the Shopping Center as contemplated by this Agreement.

                                   ARTICLE III

                                      TERM

      This Agreement shall commence upon the execution of this Agreement and shall continue for a period of five (5) years after the opening of the Shopping Center for business to the public ("Expiration Date"), unless earlier terminated as provided by the terms of this Agreement.

                                   ARTICLE IV

                                   TERMINATION


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      (a) Termination by Owner without Cause. This Agreement shall terminate as of the Expiration Date.

      (b) Early Termination By Owner. Notwithstanding anything herein contained to the contrary, Owner shall have the right to terminate this Agreement upon the following terms and conditions:

            (i) Owner shall have no right to terminate the Agreement during Years 1-3 of this Agreement, except as provided in Article IV(c) below;

            (ii) Beginning in Year 4, Owner shall have the right to terminate this Agreement, provided Owner otherwise is not in default of this Agreement, upon delivering to Agent a written notice of termination at least ninety (90) days prior to the commencement of Year 4 ("Termination Notice") and the payment by Owner to Agent of a termination fee of One Million Dollars ($1,000,000.00). The termination fee shall be paid in two (2) equal installments. The first installment of $500,000.00 shall be tendered with the Termination Notice. The second installment shall be paid on or before the commencement of Year 4. In the event that Owner fails to timely give the Termination Notice and/or fails to pay the full amount of the termination fee, then Owner shall be deemed to have waived its right of early termination of this Agreement in Year 4;

            (iii) As of Year 5, Owner shall have the right to terminate this Agreement, provided Owner otherwise is not in default of this Agreement, upon delivery to Agent of a Termination Notice at least ninety (90) days prior to the commencement of Year 5 and the payment by Owner of a termination fee of Five Hundred Thousand Dollars ($500,000.00). The termination fee shall be paid in two
(2) equal installments. The first installment of $250,000.00 shall be tendered with the Termination Notice. The second installment shall be paid on or before the commencement of Year 5. In the event that Owner fails to timely give the Termination Notice and/or fails to pay the full amount of the termination fee, then Owner shall be deemed to have waived its right of early termination of this Agreement in Year 5;

      (c) Termination by Owner for Cause. This Agreement may be terminated by Owner "for cause" at any time during the Term if the Event of Default is not cured within sixty (60) days' written notice to FCMI, or on such later date of termination as may be stated in Owner's notice. In the event of a termination for cause, Property Manager shall be entitled, as its sole and exclusive remedy, to receive such earned and unpaid Management Fees and fees for Extraordinary Services as may remain, if any, after Owner has offset any damages



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or other amounts owed to Owner by FCMI. The following shall constitute an Event of Default:

            (i) If FCMI fails to use commercially reasonable efforts to cooperate with Owner, the Leasing Agent or any third party brokers in connection with Shopping Center leasing;

            (ii) If FCMI breaches its duty to Owner to operate, manage and promote the Shopping Center in Owner's best interest;

            (iii) If FCMI, subject to fire, earthquake, acts of God, and other events beyond the control of FCMI (which shall not include financial inability), and subject to the performance by tenants of their obligations under their leases, fails to maintain the operating assets of the Shopping Center in good working order or repair and to keep the Shopping Center properly clean and free of debris based upon the approved Shopping Center Budget and the operational plan;

            (iv) If FCMI suspends or discontinues business, or is enjoined, restrained or in any way prevented by court order from conducting all or a substantial part of its regular business activities;

            (v) If a court enters a decree or order for relief in respect of FCMI in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of FCMI or for any substantial part of FCMI's property, or for the winding-up or liquidation of FCMI's affairs, and such decree or order continues unstayed and in effect for a period of sixty (60) consecutive days;

            (vi) If FCMI commences a voluntary case or action under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of FCMI or for any substantial part of FCMI's property, or makes any assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes any action in furtherance of any of the foregoing;

            (vii) If FCMI fails to observe or perform any of its material obligations under this Agreement, and such failure continues for sixty (60) days after written notice thereof has been given by Owner to FCMI; provided, however, that if the breach is of a nature which


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cannot be corrected, cured or remedied, no sixty (60) day cure period shall be required and Owner's termination shall be effective one hundred twenty (120) days upon notice (or on the later date stated in such notice);

            (viii) If any fraud is perpetrated by FCMI, or if any representation or warranty of FCMI made in this Agreement or in any proposal, application, financial statement or other writing delivered by FCMI at any time pursuant to this Agreement proves to have been incorrect, incomplete or misleading in any adverse material respect when made; and

            (ix) If FCMI is at any time no longer affiliated with Forest City Enterprises, Inc.

      (d) Termination by FCMI. This Agreement may be terminated by FCMI without cause at any time on or after the Expiration Date (after expiration of initial term) upon one hundred twenty (120) days' prior written notice to Owner.

      (e) Termination by FCMI for Cause. FCMI may terminate this Agreement upon the occurrence of a default by Owner hereunder; provided, however, in the event of such default, FCMI first shall notify Owner in writing of the exact nature of the default and FCMI's intention to terminate this Agreement as a result of the default. Owner shall have sixty (60) days from receipt of such notice to cure the default (other than monetary defaults for which Owner shall have thirty (30) days to cure), or such longer period as may be reasonably necessary to effect a cure, provided Owner promptly commences to cure such default and thereafter diligently prosecutes the cure to completion.

      (f) Orderly Transition. In the event of any termination of this Agreement, FCMI shall, at a mutually agreed upon time, (i) deliver to the person and/or address designated by Owner all accounts, books, records, files and documents in FCMI's possession relating to the Shopping Center and all existing and prospective tenants of the Shopping Center, and (ii) cooperate with Owner and any replacement property manager designed by Owner to effect an orderly transition of the management and operation of the Shopping Center to FCMI's replacement. The obligations set forth in this section shall survive termination of this Agreement.

                                    ARTICLE V

                                  COMPENSATION

      (a) Owner and FCMI expect that FCMI will begin its management services immediately upon execution of this Agreement or sooner if Owner requests FCMI's services and Owner will for said period reimburse FCMI on a monthly basis the actual cost incurred


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by FCMI in performing said management services and using FCMI's in-house personnel therefor in accordance with an accounting of said costs to be furnished to Owner monthly. FCMI shall prepare proposed budgets for the pre-opening ("Pre-Opening Budget") and for the Grand Opening ("Grand Opening Budget") for Owner's review and approval based upon a detailed breakdown of FCMI's personal rates and costs to be charged to Owner by FCMI. The above costs to be paid by Owner to FCMI upon receipt of invoice. For purposes of this Agreement, "opening date of the Shopping Center for business to the public" shall mean the date that the first tenant in the Shopping Center opens for business.

      (b) Owner agrees that beginning on the opening date of the Shopping Center for business with the public, in consideration of all other management services to be performed by FCMI under or pursuant to the terms of this Agreement, Owner shall pay to FCMI a fee (the "Management Fee"), paid monthly, in an amount equal to two percent (2%) of all gross rents received from the operation of the Shopping Center from any source whatsoever (excluding therefrom payments received or due for reimbursement of actual expenses incurred from the operation of the Shopping Center such as common area maintenance costs, real estate taxes, insurance and the like) including, without limitation, all minimum (sometimes referred to as "fixed" or "basic") rents, percentage rents, overage rents, and license fees received or accrued by FCMI from tenants (including, without limitation, all department stores, guarantors, sublessees, assignees, licensees and concessionaires) in the Shopping Center during the term of this Agreement. In no event shall the management fee be less than $600,000 on an annualized rate per year paid monthly ("Minimum Management Fee"); provided, however, during Phase I, the Minimum Management Fee shall be $450,000 per year. In the event that Phase II of the Shopping Center shall not have opened for business after the third year of the Term, then the Minimum Management Fee of $600,000 shall apply commencing in year four.

      Except for extraordinary services and expenses ("Extraordinary Items"), the fees paid to FCMI pursuant to this Article shall constitute full compensation for the services to be performed and all expenses to be incurred by FCMI hereunder including, without limitation, general office and overhead, travel, employee salaries, benefits and other compensation [excluding all on-site personnel costs which are a direct project cost pursuant to Article II(g)] and all other costs and expenses of FCMI in performing its duties hereunder.

      Owner and FCMI recognize that there may be circumstances not capable of definition in this Agreement which by their nature are not a part of FCMI'S Obligations as set forth in


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Article II. Such services are designated by the parties as "Extraordinary
Services" and in general relate, without limitation, to circumstances such as major litigation, special construction requirements, financings, developmental and technical services, tenant coordination, real estate tax contests, supervision of any of the foregoing by FCMI's employees, etc., in which or for which FCMI might employ third parties such as lawyers, expert consultants or other specialized personnel.

      Owner recognizes that FCMI, as manager of shopping centers, maintains a staff of persons having particular experience, knowledge and skills in multiple aspects of shopping centers such as, but not limited to, an in-house legal department, an in-house real estate tax department, an in-house construction department, etc., whose services could be purchased from third parties, and who may or may not regularly or routinely perform services as part of FCMI's management personnel ("Non-Management Personnel").

      Owner agrees that when circumstances occur requiring the performance of Extraordinary Services and if Owner elects to use FCMI's Non-Management Personnel to perform such Extraordinary Services either in connection with the supervision of third parties or in reference to the employment of third parties, that FCMI should be entitled to reimbursement by Owner for FCMI's actual cost and expenses incurred by FCMI because of such Extraordinary Services, except for Tenant Coordination services which charges are listed in Exhibit "D" attached to this Agreement.

      When, in the opinion of FCMI, Extraordinary Services are required hereunder, FCMI shall present to Owner a list of such Extraordinary Services accompanied by a brief explanation of their extraordinary nature and an estimate of FCMI's costs and expenses to be incurred, in the performance of such Extraordinary Services in sufficient detail to relate such costs and expenses to the specific Extraordinary Services listed. If Owner elects to engage FCMI to perform such Extraordinary Services, then Owner shall reimburse FCMI monthly in addition to the Management Fee for such Extraordinary Services. If Owner elects not to engage FCMI to perform the Extraordinary Services, then FCMI shall have no obligation or liability to perform the Extraordinary Services, and Owner may engage such other third parties to perform such matters at Owner's sole cost and expense.

                                   ARTICLE VI

                                  FCMI'S STAFF

      In order to perform the services required by this Agreement, it will be necessary for FCMI to have in its employ various personnel, including certain executive staff. For


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purposes of this Agreement, "executive staff" shall mean the Shopping Center
Manager, Assistant Manager and Marketing Director. Owner shall have the right to pre-approve the hiring of the executive staff, which approval shall not be unreasonably withheld. FCMI agrees that the staff available to it for work hereunder shall at all times consist of a sufficient number of appropriately trained, experienced and otherwise qualified personnel to enable it to efficiently and effectively carry out its obligations pursuant to this Agreement. FCMI further agrees that it shall use at least so much of the time and effort of such personnel as is reasonable to inure proper performance of FCMI's obligations under this Agreement. Owner and FCMI each hereby covenant and agree (i) not to hire or employ the employees of the other during the term of this Agreement, and (ii) not to hire or employ any former employee for a period of one (1) year after an employee leaves the employment of the other.

      Whenever legal services of outside counsel are required in order to perform properly any of the services described herein, such services shall be performed by counsel representing and paid by Owner.

                                   ARTICLE VII

                                   ASSIGNMENT

      FCMI shall not (but Owner may), directly or indirectly, assign, transfer, mortgage, pledge, sell, hypothecate, or otherwise encumber (or permit any of the foregoing) (collectively, a "Transfer") in any manner or by any means whatsoever, whether voluntarily or by operation of law, all or any part of its interest in or obligations arising out of this Agreement. In the event of a Transfer by Owner, Owner shall notify FCMI of the transferee proposed and said transferee shall assume the obligations of Owner under this Agreement.

                                  ARTICLE VIII

                                     NOTICES

      Every notice, demand, direction, consent, approval, request and other communication required or permitted hereunder ("Notice') shall be in writing, sent by (i) registered or certified United States Mail, postage prepaid, return receipt requested, or (ii) overnight delivery by a nationally recognized delivery service, or (iii) hand delivered to whomever the Notice is required or permitted to be sent, and addressed as stated below:

      To FCMI:          Forest City Management, Inc.
                        700 Terminal Tower
                        Cleveland, Ohio 44113-2203
                        Attn:  Mark Randol

      With a copy to:   Forest City Enterprises, Inc.
                        10800 Brookpark Road


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                        Cleveland, Ohio  44130
                        Attn:  William M. Warren, General Counsel

      To Owner:         Las Vegas Sands, Inc.
                        3355 Las Vegas Boulevard, South
                        Las Vegas, Nevada  89109
                        Attn: William Weidner, President

      Any party may change the address to which Notices served upon it are to be sent by ten (10) days' prior Notice informing the other parties of the change in address. All Notices shall be deemed effectively given upon the earlier of receipt of the Notice or refusal to accept delivery thereof.

                                   ARTICLE IX

                                    AMENDMENT

      This Agreement shall be subject to amendment only by a writing signed by Owner and by FCMI.

                                    ARTICLE X

                                  SEVERABILITY

      If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such result shall not affect the other terms and provisions of this Agreement or applications thereof which can be given effect without the relevant term, provision or application, and to this end the parties agree that the provisions of this Agreement are and shall be severable.

                                   ARTICLE XI

                               REMEDIES CUMULATIVE

      All rights, privileges and remedies afforded the parties by this Agreement shall be deemed cumulative and not exclusive. In the event of a breach of or other failure to perform as required under this Agreement, the party not breaching or defaulting shall, in addition to all rights and remedies herein provided, have all rights and remedies available at law or in equity.

                                   ARTICLE XII

                             SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon and inure to the benefit of the parties and, except as expressly otherwise provided, their respective permitted successors and assigns.

                                  ARTICLE XIII


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                                 LAW APPLICABLE

      The parties hereto agree that the laws of the State of Nevada shall govern the enforcement, construction and other matters related to or in connection with this Agreement.

                                   ARTICLE XIV

                                CONSENT OR WAIVER

      No consent or waiver, express or implied, by either party to this Agreement to, of or for any breach or default by the other party in performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or for any other breach or default in performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of either party to complain of any act or failure of the other party to this Agreement or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

                                   ARTICLE XV

                                    INDEMNITY

      (a) FCMI shall indemnify and save Owner harmless from and against all damages, claims, losses, liabilities, costs and expenses (including reasonable legal fees) arising out of the wrongful or negligent acts or inactions of FCMI or FCMI's agents, servants, employees or subcontractors which are performed contrary to this Agreement or outside of the scope of FCMI's authority under this Agreement.

      (b) Owner shall indemnify, defend and hold FCMI harmless for any liability directly or indirectly incurred by FCMI in connection with its services under this Agreement, which are performed pursuant to this Agreement or are within the scope of FCMI's authority under this Agreement other than the wrongful or negligent acts or inactions of FCMI or FCMI's agents, servants, employees or subcontractors.

                                   ARTICLE XVI

                                INSURANCE/BONDING

      a) Owner shall purchase and maintain Property and Rental Income Insurance for the Shopping Center during the term of this contract as follows:

            (i) So called all-risk coverage for the building and Owners' personal property in an amount equal to the replacement value.




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

            (ii) Flood and Earthquake coverage in such amounts selected by Owner.

            (iii) Comprehensive Boiler and Machinery coverage.

            (iv) Rental Income Insurance equal to one (1) years rental income for perils insured by the policies in items (i), (ii) and (iii) above.

      b) The above policies will be subject to deductibles selected by Owner.

      c) The above policies will contain an agreed amount clause waiving the co-insurance clause and a waiver of subrogation clause in favor of FCMI.

      d)    Owner shall maintain liability coverage as follows:

            (i) Commercial General Liability Coverage for a combined single limit of $1,000,000 per occurrence applicable to bodily injury and property damage and $1,000,000 for personal and advertising injury.

            (ii) Excess liability coverage in the amount of $10,000,000 above the limits provided in item (i) above.

            (iii) The above insurance shall name FCMI and its directors, officers and employees as additional insureds and indicate it is primary coverage and not contributing with insurance purchased by FCMI.

      e) FCMI shall purchase and maintain during the period of this contract the following insurance:

            (i) A Fidelity Bond insuring its employees against dishonesty and which Bond shall include Depositors Forgery coverage in the amount of $1,500,000 with a deductible not to exceed $10,000.

                  Such Bond shall name Owner as an additional insured and provide the right of Owner to directly make claim under the Bond.

            (ii) Workers' Compensation insuring its employees for operations in Nevada and elsewhere including Stop Gap Liability and Employers' Liability:

                  Workers' Compensation   -     Nevada - Statutory Liability
                                                Elsewhere - Statutory Liability

                  Stop Gap Liability      -     $1,000,000
                  Employers Liability     -     $1,000,000

            (iii) Auto Liability

                  Covering its use of any       $1,000,000 combined single limit
                  vehicle                 -     per occurrence BI and PD

           (iv)  Excess Liability above Stop - $10,000,000 combined single limit
                 Gap Employers Liability and    per occurrence BI and PD.
                 Auto Liability


            (v) The auto liability and excess liability policies shall name Owner, its directors, officers and employees as additional insureds and indicate it is primary insurance and not contributing with insurance purchased by Owner.

      f) Owner shall provide to FCMI:

            (i) Certificates of Insurance as evidence of Owner's insurance and providing thirty (30) days advance notice to FCMI prior to cancellation or material change.

            (ii)  Certified copies of policy endorsements:

                  (1) Providing the notice of cancellation or material change,

                  (2) Naming of FCMI, its directors, officers and employees as additional insured and indicate it is primary insurance and not contributing with insurance purchased by FCMI.

                  (3) Waiving subrogation.

      g) FCMI shall provide to Owner:

            (i) Certificate of Insurance as evidence of FCMI's insurance and providing thirty (30) days advance notice to Owner prior to cancellation or material change in coverage.

            (ii)  Certified copies of policy endorsements:

                  (1) Providing the notice of cancellation or material change.

                  (2) Naming of Owner, its directors, officers and employees as additional insureds and indicating it is primary insurance and not contributing with insurance purchased by Owner.

                  (3)   Providing  for Owner to make claim under FCMI Fidelity
Bond.

                                  ARTICLE XVII

                                  MISCELLANEOUS

      (a) All services performed on site by FCMI under the provisions of this Agreement shall be deemed to be performed by Owner and all reasonable expenses properly incurred in connection with the performance of such on-site services shall be the obligation of Owner.

      (b) No Publicity. FCMI agrees not to announce this Agreement to the public without Owner's prior written approval.

      (c) Confidentiality. Each of the parties hereto, on behalf of themselves, their officers, directors, shareholders, employees and agents agree not to disclose the terms and conditions of this Agreement except to their respective auditors and attorneys, or to the extent that disclosure is required as a matter of law. This restriction shall not apply to information in the public domain or that becomes part of the public domain through no fault of said party.

      (d) Authority. FCMI understands and agrees that no person whatsoever, regardless of such person's apparent authority, has any authority to amend, modify, terminate, or otherwise change this Agreement on behalf of Owner, or waive any of Owner's rights and remedies hereunder, except for Owner's Chairman of the Board, who must do so in writing signed by him, and FCMI hereby waives and relinquishes any and all claims of apparent authority.

      (e) Binding. This Agreement shall be binding upon the parties hereto and their permitted successors and assigns.

      (f) Entire Agreement. This Agreement sets forth all of the covenants, promises, agreements, conditions and understandings among the parties hereto regarding the management of the Shopping Center and any other covenants, promises, agreements, conditions and understandings are deemed merged and integrated herein.

      (g) Time is of the Essence. Time is of the essence under this Agreement.

                                  ARTICLE XVIII

                                LENDER PROVISIONS

      (a) If, as is contemplated, Owner assigns this Agreement and its rights hereunder as security to one or more of its mortgage lenders (each, a "Lender"), Owner shall promptly notify FCMI of the identity of each Lender, and FCMI will, on request, execute and deliver an amendment to this Agreement containing terms and conditions reasonably requested by a Lender, so long as such terms and conditions do not materially change, alter or increase FCMI's obligations or reduce in any way FCMI's Management Fee hereunder.

      (b) Upon the occurrence of a Foreclosure Event (as defined below), New Owner (as defined below) shall have the right to elect (i) to terminate this Agreement by written notice to FCMI effective upon not less than thirty (30) days written notice to FCMI (the "Termination Option"), or (ii) to require FCMI to continue to perform under this Agreement for the benefit of New Owner (the "Attornment Option"). If New Owner elects the Termination Option, then (1) FCMI shall, notwithstanding anything in Article IV to the contrary, not be entitled to any termination fee, (2) New Owner shall be liable for any unpaid Management Fees [as defined in Section V(b)], and (3) the provisions of Section IV(f) shall apply. If New Owner elects the Attornment Option, then (1) FCMI shall attorn to and recognize New Owner as Owner's successor hereunder, and shall promptly execute and deliver any instrument that New Owner may reasonable request to evidence such attornment, and (2) New Owner will assume all of Owner's obligations under this Agreement from and after the effective date of such assumption, including, without limitation, the payment of all Management Fees due FCMI and the requirements of Article IV(b), and this Agreement will thereafter continue as a direct agreement between New Owner and FCMI for the balance of the term of this Agreement. As used in this Article XVIII, the term "Foreclosure Event" shall mean any event (including, without limitation, a foreclosure action, the exercise of a power of sale right or the delivery of a deed in lieu of foreclosure) pursuant to which a Lender or its designee or assignee becomes the owner of the Shopping Center (provided that such New Owner is not affiliated, directly or indirectly, with the Owner or its principals), and the term "New Owner" shall mean the entity (either a Lender or its designee or assignee) that acquires title to the Shopping Center pursuant to a Foreclosure Event.

      (c) FCMI agrees to simultaneously deliver to each Lender a copy of all Notices [including, without limitation, all Notices pursuant to Section IV(g)] given by FCMI to Owner hereunder, provided that Owner or such Lender has given FCMI written notice of such Lender's notice address. Upon the occurrence of any default by Owner hereunder, each Lender shall have the same period given Owner for remedying such default, and FCMI shall accept any such remedy by or on behalf of a Lender as though the same had been done or performed by Owner within the period allowed Owner hereunder; provided, however, that in the event of the occurrence of a default by Owner which by its nature is not reasonably susceptible of being cured by a Lender unless and until such Lender obtains possession of the Shopping Center (i.e. a non-monetary default) if any Lender
(i) notifies FCMI of its election to promptly proceed with due diligence to pursue a Foreclosure Event or to otherwise acquire possession of the Shopping Center (either directly or through a trustee or receiver), (ii) FCMI is paid all of its Management Fees on a current basis, and (iii) complies at all times with such notification, then FCMI will not take action to terminate this Agreement until and unless either (1) no Lender is in compliance with the foregoing clauses (i), (ii) and (iii), or (2) a Foreclosure Event occurs or a Lender obtains possession of the


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


Shopping Center (in which case the cure period set forth in Section IV(g) shall begin from and after the date of such event).

      (d) No amendment or modification to this Agreement shall be binding or effective without the prior written consent of each Lender with respect to which owner has given a Notice to FCMI pursuant to Section XVIII(a), which consent shall not be unreasonably withheld or delayed.

      (e) In the event of any conflict between the provisions of this Article XVIII and any other provisions of this Agreement, the provisions of this Article XVIII shall govern and control.

      (f) All Lenders shall be entitled to rely on and enforce the provisions of this Article XVIII.

      IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement as of the day and year first above written.

                                          LAS VEGAS SANDS, INC.,

                                          a Nevada corporation

                                          By: /s/ William P. Weidner
                                              ----------------------
                                          Its: President
                                              ----------------------

                                          FOREST CITY COMMERCIAL
                                          MANAGEMENT, INC., an Ohio
                                          corporation

                                          By: /s/ David J. La Rue
                                              ----------------------
                                          Its: Secretary
                                              ----------------------

                                   EXHIBIT "D"

                        TENANT COORDINATION FEE STRUCTURE

A.    SERVICES PROVIDED.

      Tenant Coordination services include:

      1. Prepare, update and distribute bi-monthly Tenant Status Reports.
      2. Verify and approve Tenant allowance paperwork.
      3. Maintain a point of contact for Tenant and Tenant's Architect.
      4. Maintain and distribute Mall and Tenant lease plans.
      5. Maintain archive copies of all previous Tenant drawings.

      Drawing Review (for adherence in Landlord Criteria).

      1. Review and distribute preliminary Tenant plans.
      2. Review and distribute final architectural, mechanical, electrical and structural construction drawings.
      3. Final review of Tenant's sign drawings.
      4. Final review of Tenant's color/sample boards.

      Landlord Criteria for Tenants (if desired by Owner).

      1. Preparation of Tenant Handbooks for Retail and Food Court.
      2. Answering questions and negotiating interpretation to Landlord's Criteria.
      3. Punch Listing and Follow-Up on Tenant Construction.

B.    FEE STRUCTURE*

      Drawing Reviews and General Tenant Coordination.

      Retail Tenants in previously unoccupied spaces:

            <5,000 s.f.                                           $ 3,500.00
            >5,000 s.f.                                             4,500.00

      Restaurant Tenants                                            5,000.00

      Inline Food Tenants (Food Court Tenants, if applicable)       3,000.00

      Retail Tenants in previously occupied spaces which
      are being redeised or will require Landlord work              3,000.00

      Retail Tenants in previously occupied spaces not
      requiring Landlord work                                       2,500.00

      Retail Tenants in previously occupied spaces performing
      minor remodeling and/or storefront renovation                 1,500.00

      Sign renovation only                                            500.00

      Kiosk Tenants                                                 2,000.00

      Related work outside the scope of general Tenant
      Coordination Services                                            60.00/hr.

      CAD Drafting/Design/TLP's, Lease Plans.

      TLP Preparation   >6,000 s.f.                                 1,000.00
                        >3,000 s.f.                                   600.00
                        <3,000 s.f.                                   500.00

      Lease Plan Update (Convention)                                  500.00
                         (Budget)                                     250.00

      Design/Drafting Services                                         60.00/hr.

      Handbook Preparation

      New Handbook (does not include printing costs)             $ 25,000.00

*     Increased by all Cities "CPI" index annually.